Exhibit 5

                  McGOWAN, ENGEL, TUCKER, GARRETT & SCHULTZ
      (A PROFESSIONAL ASSOCIATION INCLUDING A PROFESSIONAL CORPORATION)
                             COUNSELLORS AT LAW
                               125 HIGH STREET
PAUL A. McGOWAN, III    HIGH STREET TOWER, SUITE 2601
MARK D. ENGEL            BOSTON, MASSACHUSETTS 02110
THOMAS H. TUCKER               (617) 951-9980
ROBERT W. GARRETT         TELECOPIER (617) 951-0048               PETER L. KOFF
STEPHEN SCHULTZ                                                     OF COUNSEL


                                       July 14, 1997

Board of Directors
Slade's Ferry Bancorp
Box 390
Somerset, MA 02726

Dear Sirs:

      The undersigned has acted as counsel to Slade's Ferry Bancorp (the "Company") which is filing a Registration Statement (S-3) under the Securities Act of 1933 relating to the registration and proposed offering of 100,000 shares of the Company's Common Stock, $.01 par value, pursuant to the Company's Dividend Reinvestment and Common Stock Purchase Plan to existing Company stockholders.

      I have examined the Company's Certificate of Incorporation, its By-laws and such other records and documents as I deem necessary as a basis for this opinion.

      Based on the foregoing examination, I am of the opinion that:

      1. The Company was duly incorporated and is validly existing under the laws of the Commonwealth of Massachusetts;

      2. The shares of Common Stock of the Company being registered will, when issued, be legally issued, fully paid and non-assessable.

      I hereby consent to the reference to me under the caption "Legal Opinions" in the Prospectus included in the aforementioned Registration Statement.


                                       Sincerely,

                                       /s/ Thomas H. Tucker

                                       Thomas H. Tucker


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